As filed with the Securities and Exchange Commission on January 15, 2020

Registration No. 333-224020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to FORM S-3

REGISTRATION STATEMENT NO. 333-224020

UNDER

THE SECURITIES ACT OF 1933

AUDENTES THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

46-1606174

(I.R.S. Employer Identification Number)

600 California Street, 17th Floor

San Francisco, California 94108

(415) 818-1001

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

NATALIE HOLLES

Chief Executive Officer

Audentes Therapeutics, Inc.

600 California Street, 17th Street

San Francisco, California 94108

(415) 818-1001

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Catherine J. Dargan, Esq.

Denny Kwon, Esq.

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

+1 (202) 662 6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Audentes Therapeutics, Inc., a Delaware corporation (“Audentes”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-224020), filed with the SEC on March 29, 2018

On December 2, 2019, Audentes entered into an agreement and plan of merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with Asilomar Acquisition Corp., a Delaware corporation (“Purchaser”) and indirect, wholly-owned subsidiary of Astellas Pharma Inc., a company organized under the laws of Japan (“Parent”). Pursuant to the Merger Agreement, on January 15, 2020, Purchaser merged with and into Audentes with Audentes surviving the merger as an indirect, wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Audentes has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by Audentes in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Audentes hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 15, 2020.

AUDENTES THERAPEUTICS, INC.

By:	/s/ Tom Soloway
Name:	Tom Soloway
Title:	Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.